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                                                                      EXHIBIT 11

                 CAPSTEAD MORTGAGE CORPORATION AND SUBSIDIARIES
                        COMPUTATION OF PER SHARE EARNINGS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                     1998            1997             1996
                                                  ----------      ----------      ----------

BASIC:*
   Average number of common shares
     outstanding                                      60,948          51,257          38,317
                                                  ==========      ==========      ==========

   Net income (loss)                              $ (234,764)     $  159,926      $  127,228
   Less cash dividends paid on
     convertible preferred stock:
     Series A ($1.60 paid per share)                    (609)           (683)           (804)
     Series B ($1.26 paid per share)                 (21,732)        (24,774)        (35,552)
                                                  ----------      ----------      ----------
Net income available to common
   stockholders                                   $ (257,105)     $  134,469      $   90,872
                                                  ==========      ==========      ==========

Basic net income (loss) per common share          $    (4.22)     $     2.62      $     2.37
                                                  ==========      ==========      ==========

DILUTED:**
   Average number of common shares
     outstanding                                                      51,257          38,317
   Assumed conversion of convertible
     preferred stock:
     Series A                                                            889           1,048
     Series B                                                         14,776          21,176
   Incremental shares calculated
     using the treasury stock method                                   1,101             960
                                                                  ----------      ----------

                                                                      38,023          61,501
                                                                  ==========      ==========

Net income                                                        $  159,926      $  127,228
                                                                  ==========      ==========

Diluted net income (loss) per common share        $    (4.22)     $     2.35      $     2.07
                                                  ==========      ==========      ==========


* Amounts for 1996 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share." For further discussion of net income (loss) per common share, see the notes to the consolidated financial statements. Amounts have been adjusted for the 3-for-2 common stock split effective July 31, 1996.

** The Series A and B Preferred Stock was not considered convertible for purposes of calculating diluted net loss per common share in 1998 because the effects of conversion were antidilutive.